UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 29, 2014

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-16159	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Cope)

Registrant’s telephone number, including area code

(386) 462-6800

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 29, 2014, the Board of Directors (the “Board”) of AxoGen, Inc. (the “Company”) approved recommendations of the Company’s Compensation Committee submitted to the Board on December 29, 2014 regarding certain Company compensation matters as follows:

1.              2014 Merit Stock Option Awards were granted to members of the Company’s leadership team, which includes Karen Zaderej, CEO, Robert Johnston, CFO and Gregory Freitag, General Counsel (together, the “Executive Officers”).  The Merit Stock Option Awards were in the form of Incentive Stock Options, granted pursuant to the AxoGen, Inc. 2010 Stock Incentive Plan, for the purchase of an aggregate of 163,500 shares of the Company’s common stock (the “Common Stock”), of which 104,000 shares were granted to the Executive Officers.  All of the granted options have a seven year term and an exercise price of $3.67 per share, which was the closing price of the Common Stock as reported on the NASDAQ Capital Market on December 29, 2014 (representing the fair market value of the Common Stock on the grant date), and vest as to 25% of option shares one year after the grant and then as to 12.5% every six months thereafter until fully vested.

2.              Special Refinancing Bonus Option Awards were granted to certain members of the Company’s leadership team, which included the Executive Officers.  The Special Option Awards were in the form of Incentive Stock Options, granted pursuant to the AxoGen, Inc. 2010 Stock Incentive Plan, for the purchase of an aggregate of 123,000 shares of Common Stock, of which 85,000 shares were granted to the Executive Officers.  All of the granted options have a seven year term and an exercise price of $3.67 per share, which was the closing price of the Common Stock as reported on the NASDAQ Capital Market on December 29, 2014 (representing the fair market value of the Common Stock on the grant date), and vest as to 50% of option shares six months after the grant and then as to the remaining 50% one year after the grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

By:	/s/Gregory Freitag
Gregory G. Freitag
General Counsel

Date: December 31, 2014